Exhibit (h)(ii)

THE ARBITRAGE FUNDS

AMENDMENT TO

AMENDED AND RESTATED ADMINISTRATION, BOOKKEEPING AND
PRICING SERVICES AGREEMENT

THIS AMENDMENT is made as of August 8, 2014 by and between ALPS Fund Services, Inc. (“ALPS”) and The Arbitrage Funds (the “Trust”).

WHEREAS, ALPS and the Trust have entered into an Amended and Restated Administration, Bookkeeping and Pricing Services Agreement, dated August 8, 2013, with an Initial Term of one year (the “Agreement”);

WHEREAS, ALPS and the Trust wish to renew and extend the term of the Agreement for a period of one year beginning on August 8, 2014.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Renewal Term. The term of the Agreement is hereby extended for a period of one (1) year from the date of this Amendment (the “Renewal Term”).

2.
Remainder of the Agreement.  Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any terms not herein defined shall have the meaning ascribed to them in the Agreement.

[signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of this Amendment first set forth above.

ALPS FUND SERVICES, INC.		THE ARBITRAGE FUNDS
By:	/s/ Jeremy O. May	By:	/s/ John S. Orrico
Name:	Jeremy O. May	Name:	John S. Orrico
Title:	President	Title:	President